Exhibit 99.4

August 31, 2018

LAIX Inc.

3/F, Building B, No.1687 Changyang Road

Yangpu District, Shanghai 200090

The People’s Republic of China

+86 21-3511-7188

Re: LAIX Inc.

Ladies and Gentlemen,

We, Beijing Guishi Information Technology Limited, understand that LAIX Inc. (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports provided to LAIX Inc. for the abovementioned purpose and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our independent valuation reports and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of
Beijing Guishi Information Technology Limited

/s/ CUI Zhanguo
Name: CUI Zhanguo
Title: Senior Director of Sales